INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
Snoqualmie Asset Fund, Inc.

In planning and performing our audit of the financial statements of Snoqualmie Asset Fund, Inc. (the Fund) for year ended December 31, 2001 (on which we have issued our report dated March 1, 2002), we considered its internal control, including control activities for safeguarding investments, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding investments, that we consider to be material weaknesses as defined above as of December 31, 2001, except for the safekeeping of the investment records held by the Fund at its Stockton, California facility. If not addressed, this control weakness could result in material misstatements to the financial statements.
The Fund management stated the investment safekeeping procedures at the Stockton, California facility would continue to be implemented into 2002.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of Snoqualmie Asset Fund, Inc., the Securities and Exchange Commission, the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation, and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche

Seattle, Washington
March 1, 2002